Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q4 2014 FTI Consulting, Inc. Earnings Call

EVENT DATE/TIME: FEBRUARY 19, 2015 / 02:00PM GMT

OVERVIEW:

Co. reported 2014 revenue of $1.76b and fully diluted EPS of $1.44. 4Q14 revenue was $425.2m and GAAP fully diluted EPS was $0.02. Expects 2015 revenue to be $1.8-1.9b and adjusted EPS to be $1.95-2.20.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting - Head of IR

Steve Gunby FTI Consulting - President and CEO

David Johnson FTI Consulting - CFO

CONFERENCE CALL PARTICIPANTS

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Paul Ginocchio Deutsche Bank - Analyst

Kevin McVeigh Macquarie Research - Analyst

Robert Simmons Janney Capital Markets - Analyst

Randy Reece Avondale Partners - Analyst

Tim McHugh William Blair & Company - Analyst

Jerry Herman Stifel Nicolaus - Analyst

PRESENTATION

Operator

Good day, everyone. Welcome to the FTI consulting fourth-quarter and full-year 2014 earnings conference call. As a reminder today’s call is being recorded. Now for opening remarks and introductions, I’d like to turn the call over to Mollie Hawkes, Head of Investor Relations at FTI Consulting. Please go ahead.

Mollie Hawkes - FTI Consulting - Head of IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s fourth-quarter and full-year 2014 results as reported this morning. Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act it of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends, and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at, www.FTIconsulting.com. As well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our most recent Form 10-K and in other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only to the date of this earnings call and will not be updated.

During the call we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share, and adjusted net income. For discussion of these and other non-GAAP financial measures, as well as a reconciliation of our non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning.

Lastly, there two items that are been posted to our investor relations website this morning for your reference. These include a quarterly’s earnings call presentation that we will refer to during this morning’s call and an Excel and PDF of our historical, financial, and operating data, which has been updated to include our fourth-quarter and full-year results.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer, and David Johnson, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steve Gunby - FTI Consulting - President and CEO

Thank you, Mollie. Let me join Mollie and welcome everyone to today’s call. As many of you know on the call that I recently had my one-year anniversary as CEO of FTI. So I’d like to start by just thanking many of you on this call for the input and that thoughts you have given over the last year. It is obvious that a great number of you have been involved with this Company for a long time. Many of you care deeply about this Company and a number of you have been good enough to share thoughts and observations with me. So thank you very much for that, and for those of you I haven’t had a chance to meet this past year, I very much look forward to changing that.

We had a preannouncement this quarter; that preannouncement, of course, did not give the full texture and the opportunity for Q&A that normally accompanies our earnings releases. I suspect, therefore, that many of you are eager for me to get off the stage and hear David give more details regarding the fourth quarter and the earnings outlook. So I will do that; I will be brief here, and just give a brief introduction. Which is really to make only one point: that is that I — the management team, and I continue to have total commitment in and conviction in the aspirational targets we have for 2016 and our guidance for 2015. It doesn’t mean we don’t have work to do. Of course in any professional services firm you have work to do.

The fourth-quarter changes do not in any way, in any material way, in my mind, change the amount of work, the nature of the work, the type of work. We’re very much on track with the process that we outlined in investor day. Let me maybe take a minute or two, since I’m sure that is a question on your mind, to flesh out that logic as a preamble to David’s description, and then I will come back after the more detailed review by David. The way I would like to do that is maybe take you back to investor day, which I know many of you were at, which is when we first set out our aspirations for 2015 and 2016.

If you remember back then, our projected EPS that we shared with you for 2014 at that point was [$1.55 to $1.70], ie, essentially where we came out for this year. The question becomes, how did we get to the end of the year, and do you get to the end of the year in a route that actually strengthens your confidence in the underlying business or weakens it? So let me tell you why it leads me at least as bullish as it did during investor day.

If you recall over the course of the fall, what happened was our sales continued stronger, as some of the big jobs we were involved in continued longer, we got some other jobs. And so by the end of October, we felt forced to raise our guidance for the quarter. That was despite the fact that we thought there was a chance there was going to be a lot of investment in the fourth quarter. We always know there’s a chance of volatility of sales and so forth, and so we raised our guidance at the end of October.

Then, late in the fourth quarter, a couple of things happened. First of all, we actually did invest a lot in the fourth quarter. Second of all, we finally had the sales slowdown that we have been think about during the course of the year. And then far more significantly, we also in December and during the close and covered a series of cost items. A bunch of tax items, which David will go through, with some severance, that ended up cumulatively returning our forecasts back to the earlier range. Maybe let me pull that apart.

Revenue weakness is obviously something you take seriously and monitor. And in fact, as David will say, some of that revenue weakness and the fuel of our businesses is that it’s extended into January. And so we’re monitoring that and we’re looking at the plans that people have to get it on track and so forth. The important point is that the revenue weakness in the business was by far the smallest portion of the shortfall in the fourth quarter. The largest part of the fourth quarter miss was not business driven. Not the revenue, was not business driven, in fact, had nothing to do with the initiative to drive growth. The actions we have underway to liberate the underlying value of this Company, it was a bunch of tax issues, severance issues, and so forth. At least when I look at it, it did not change my — neither our plans for 2015 or 2016 nor lessen the confidence that we have for 2015 and 2016.

We have work to do in this Company. As many of you said and when I took the job, the changes to liberate the value of this Company is not a one-year job, and we know that. I know that, David knows that, the management team knows that. But as we’ll talk about during David’s talk and I’ll come back, we are making progress on that journey. People are making progress. We have initiatives that are working. So I end the year a little sobered by some of the things we learned in the fourth quarter, but with tremendous conviction that we are on track to liberate the underlying value of this Company and with tremendous conviction in our plans for 2015 and 2016.

So with that as a preamble, let me turn the call over to David, and I will share some other thoughts with you a little later. David?

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

David Johnson - FTI Consulting - CFO

Thanks, Steve. Before I turn to the results, I would like to also briefly talk about our decision to preannounce results. This wasn’t an easy decision. When the information came together in the last week of January, our results were still preliminary and we were not completely done closing the books. We certainly weren’t done with the audit. Nonetheless, we felt it was important to share what we knew quickly. There are two things we value really highly in our communications with our investors: communicating promptly and communicating in depth. In this case, we were faced with a conflict between the two and we chose prompt. We understood and we regretted that being early left us unable to make phone calls, answer your questions, offer more details and explanation, and I hope we won’t be put in that situation again.

Turn to slide 4 in the deck, I’m going to speak in the reverse of our normal order, i.e. talk about some of the mundane, but in this case, not small details and then speak about our business results. Let me start by being clear: as Steve said, a portion of our miss was driven by the business. We had some revenue softness later in the quarter. But the business shortfall would have led us to disappoint not preannounce. So let’s first walk through some of the unexpected items. For your convenience, I have laid those out on slide 4 with reference to the middle of our previous guidance range, $1.93, and compared that to our reported adjusted EPS of $1.64.

There were number of tax adjustments in the fourth quarter. The largest item by far was the Australian tax reserve, which impacted EPS by $0.11. Over the last few years, FTI has made a significant commitment to Australia, notably with the acquisitions of Taylor Woodings in 2013 and KordaMentha in 2012. Our commitment to Australia is unchanged, but in 2014, our results were disappointing. Continuing weakness in the Australian restructuring markets hurt us, and the fourth quarter was well below our forecast. In fact, it put us in a three-year cumulative tax-loss position in the relevant entity. Under US GAAP, that calls for us to set up a reserve offsetting the future benefit of the unit’s NOLs. That reserve is required even if you project future profitability and the ultimate use of the NOLs, which we do. With some good fortune, we might even see some of that valuation allowance come back in 2015, but it was a big number, $0.11.

Other changes in our annual income tax rate, excluding the Australian valuation allowance, contributed about $0.03 to the variance from our expectations for fourth-quarter results, and included amounts related to the deductibility of certain international tax items outside of Australia. We also took $0.02 for severance for a senior professional in our corporate finance business. Just to clarify, that is on top of the $0.02 special charge we previously disclosed in connection with the departure of our GC.

Additionally, our results in the economic consulting segment were impacted by a true-up of our obligation to equalize practitioners for state income taxes paid when they travel for business outside of their home state. That adjustment impacted our adjusted EPS by about $0.03. The tax equalization program that caused us to have that liability has been capped going forward, which we will address this volatility and significantly lower cost going forward. Other items of a similar nature but much smaller aggregated to $0.03.

In operations, revenues were weaker and particularly in a couple of segments in the latter part of the fourth quarter, and that contributed to segment operating performance reductions that netted out to about $0.07. I will now turn to talk about the business results and those $0.07.

Turning to slide 5, revenues for Q5 were $425.2 million; that is up 2.2% from the prior-year quarter and down 5.8% from $451 million in Q3. FX contributed 1.4% of the sequential revenue decline. Excluding FX, revenues were down 4.4% in the third quarter. Fully diluted GAAP EPS, non-adjusted were $0.02 compared to a loss of $0.18 in the prior-year quarter and $0.55 in Q3. Q4 fully diluted EPS included the items we discussed above, plus the previously disclosed special charge. And we — as some of you probably know, we exclude special charges from adjusted EPS of $1.6 million, which was also $0.02, and that was related to the departure of the GC. Including those special charges, adjusted EPS for Q4 were $0.04, but compared to $0.63 in Q3 and $0.39 in the prior quarter.

Adjusted EBITDA for the quarter was $36 million, or 8.5% of revenues, compared to $63.4 million, or 14.1% of revenues, in Q3, and $47.7 million, or 11.5% of revenues, in the prior-year quarter. Full-year revenues were $1.76 billion, up 6.3% year over year. 2014 fully diluted EPS were $1.44, compared to a loss of $0.27, prior year. And as a reminder, the prior year included a good will impairment charge for strategic communications, a special charge related to executive terminations, and a reduction of a liability related to a contingent acquisition [earned out], all of which net decreased fully diluted EPS by $2.43. For FY14, our adjusted EPS were $1.64, which compares to $2.09 in 2013. Adjusted EBITDA for the year was $210.6 million, or 12% of revenues, which compares to $245.6 million, or 14.9% of revenue in 2013.

Let’s turn to our segments on slide 6. In corporate finance and restructuring, revenues in the quarter increased 0.3% to $93.1 million, compared to $92.8 million last year; revenues were down 7% from $100 million in Q3. Adjusted segment EBITDA for the quarter was $9.9 million. That is a 10.6% margin as compared to $10.9 million, or 11.7% margin, prior-year quarter, and $15.5 million, or 15.5% of revenues, in Q3. Adjusted segment EBITDA margin was impacted unfavorably by a decline in higher margin, bankruptcy, and restructuring activity; lower performance in Asia; lower bill rates in North America and EMEA; and severance costs related to the departure of the senior professional that I spoke about before.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

The Business continued to benefit from investments in the EMEA region. In Q4, Europe, Middle East, Africa resulted in organic growth of 60% in that region compared to the prior-year quarter, led by our transaction advisory and tax practice. Both of those businesses are expected to be EBITDA contributors in the second half of 2015, and that gives us increasing confidence that that will begin to pay off for us meaningfully in 2015.

In North America, we continue to benefit from strength in the non-distressed business. In Q4, non-distressed revenues were approximately 45% of the core North America business, up from approximately 35% in Q4 2013 and about 40% in Q3. Growth in our transaction advisory and tax practices in EMEA in the non-distressed business in North America was partly offset by declines in North America and Asia-Pacific bankruptcy and restructuring practices, with, as we noted several times already, with particular weakness in Australia.

That weakness in Australia has been led by a decline in the Australian dollar, lowering of our interest-rates by the Australian Central Bank, and that’s led to a significant decline in insolvencies in that market. Nonetheless, we remain committed to Australia, and our team is working hard to reposition resources. They’re adding staff to support M&A work, agribusiness, advisory funds, mining, while making offsetting cuts in other areas.

Looking forward to 2015, our corporate finance segment as a whole is off to a solid start, particularly driven by North America. Restructuring activity appears to be increasing, particularly in interim management assignments and in selected industries, notably retail, an industry we actively invested in, in 2014, adding headcount, and changing how we go to market. We have recently won a number of headline engagements, including RadioShack, Wet Seal, [Cash], and Caesar’s Entertainment, among others. We’re also holding — Cache? Okay, I guess I don’t shop there. We are also hopeful that continuing momentum from our investments in the tax and advisory business in Europe will add another layer of increase to the bottom line in the second half of the year.

Consistent with last year, we see the first quarter contributing less than a quarter in the full-year’s results, within a mid-teens EBITDA margin in this segment for first quarter. Both the EBITDA margin and the share of annual contribution from [corp then] we hope will move up in the latter half of the year, again comparable with last year’s seasonal pattern. Forensic and litigation consulting, or FLC, revenues increased 5.6% to $121.1 million in the quarter, compared to $114.7 million in the prior-year quarter. Revenues decreased 0.5% from record revenues of $121.7 million in Q3.

Compared to Q3, fourth quarter ended up roughly where we expected in FLC. Our utilization was slowing down due to the holidays and some major matters winding down, and we had some offset from improvement in our health solutions practice. FLC adjusted segment EBITDA was $19.4 million, or 16.1% of segment revenues, compared to $17.6 million, or 15.3% of segment revenues in the prior-year quarter. On a sequential basis, adjusted EBITDA fell 12.7% compared to $22.3 million; that is 18.3% segment revenue margin in Q3. The sequential decline in adjusted segment EBITDA was due to lower utilization, higher bad debt expense compared to prior-year quarter, third-quarter benefit from a recovery on a previous write-off. And that was partially, again, offset by improved margins and health solutions.

I have to mention, FLC experienced the segment’s best full-year results ever in 2014, with strong performance across the globe. For the full year, revenues increased 11.5% to $483.4 million; that compares to $433.6 million last year, and adjustment segment EBITDA was $90.5 million; that compares to $74.5 million in 2013. A tremendous year, but it leaves FLC with a tough comparison for 2015. This year, FLC will have to run hard to stay even, as the very large engagement from last year continue to roll off. The merging recovery in our health solutions work should help deliver moderate positive comparison for this reported segment in revenue and EBITDA in 2015.

In addition, we expect to continue to benefit from our investments in our global construction solutions practice, a practice the group revenues by 30% and nearly doubled EBITDA in 2014. Looking forward in FLC, we’re hoping for moderate growth, with margins in the high teens, consistent with most of last year. FLC did have a somewhat slow start in January, which will likely put some pressure on first-quarter volumes and margins.

In economic consulting, revenues decreased 1.5% to $106.5 million in the quarter, compared to $108.1 million in the prior year. Revenues were down even more sequentially from $120.5 million in Q3. Revenue increased $1.0 million year over year, due to the acquisition of Platt Sparks, a small group of Houston-based petroleum engineers with valuation expertise, who joined us in November. X acquisitions, revenues declined organically by 2.5%, and that included a negative impact of 1% from FX. On a sequential basis, declines and antitrust litigation explain the fourth-quarter decline. The largest driver was a significant drop-off in large antitrust deal activity, as the number of significant matters wound up or paused in the last two months of 2014.

Adjusted segment EBITDA was $9.8 million, or 9.2% of revenues, compared to $22 million, or 20.3%, of revenues in the prior-year quarter, and $18.4 million, or 15.3% of revenues it Q3. Adjusted segment EBITDA margin dropped significantly below our run rate, due to a significant increase in the state income tax equalization obligation that I spoke about before and an increase in bad debt expense. As I noted before, the equalization program was changed and capped last year, which will significantly reduce this going forward.

In Q1 in economic consulting, we hope to see margins comparable to last year’s first quarter, and in contribution to the total year results comparable to last year’s first-quarter contribution. In the rest of the year, we expect econ to be up year over year, based both on core business and continued success in some of the areas and investments we’ve made, like international arbitration. Margin should recover to the mid-teens levels we saw in the second and third quarter last year, with high single-digit revenue growth year over year in the out quarters.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

The fourth-quarter technology revenues increased 8.6% to $58.2 million in the quarter, compared to $53.6 million in the prior-year quarter and down $4.2 million from $62.4 million in Q3. We had expected pressure on revenues in tech, due to the roll off of large projects that we discussed during our last call. But December revenues were a little below that expectation, mostly as a result of lower headcount and the slightly smaller part due to a combination of higher vacation and lower utilization. Tech was by far the smallest contributor to the revenue and profit shortfall in the fourth quarter.

Adjusted segment EBITDA for the quarter was $13.3 million, or 22.8% of segment revenues, compared to $14.7 million, or 27.4% of segment revenues in the prior-year quarter, and $17.8 million in 3Q, 28.6% margin. The decrease in adjusted segment EBITDA margin was due to a higher mix of lower margin services, coupled with increased investments in business development, marketing, research and development expense.

As discussed in our Q3 earnings call, investments in this business for 2014 were heavily weighted to the second half, with more than half of the annualized 2014 investment occurring in the fourth quarter. Our expectations for 2015 continue to reflect significant investments in the technology business. We believe this is essential to continue to advance our strategic position in this business. Again, I would like to note that 2014 was tech’s strongest revenue-generating year ever. Revenues increased almost 20% to $241.3 million for the full year, compared to $202.7 million in the prior year. Adjusted segment EBITDA was $63.6 million.

Looking forward to 2015, we acknowledge that this segment can and will produce volatile results. This lumpiness has a number of causes; for one, we excel at executing large event-driven matters that can produce major spikes in revenue and profit, and these, great while they last, do roll off.

Also as we have expanded into managed review, our margins can shift quarter to quarter as our revenue mix shifts unpredictably between higher and lower margin business. First quarter in the technology segment will likely be down in revenue and profit versus last year, with margins in the high teens. We are looking for a return to positive revenue comparisons and margins similar to last year’s levels, which reflected higher investments then in the balance of the year.

We are very pleased to announce the reseller arrangement we inked with IBM earlier this month. This announcement is in line with our current go-to-market strategy, and it further validates the strength of our Ringtail product, which we continue to invest in. This arrangement is also aligned with our focus on enterprise clients, as corporates continues to take on more of the purchasing decisions of this business. Our initial focus is on collaborating with IBM sales force on Ringtail. As part of delivering this capability to the corporate market, we are not counting on this deal to materially impact 2015 results.

Strategic communications revenues decreased 1.2% to $46.3 million in the quarter, compared to $46.9 million in the prior-year quarter, which included a 2.9% unfavorable impact from FX and was slightly lower compared to $46.6 million in Q3. Excluding FX, revenues versus the third quarter of last year were up 2.7% due to the project — a project-related success fee, income that we got in EMEA. Adjusted segment EBITDA was $7.4 million, or 16% of segment revenues, compared to $5.9 million, or 12.6% of segment revenues in the prior-year quarter, and $6.6 million, or 14.2% of segment revenues in Q3. EBITDA benefited from our continuing cost-reduction activities and in particular, efforts to improve the mix of junior versus senior staff.

Looking forward, strat-com is off to very good start in 2015. This segment is executing well on their plan of focusing on profitable revenue and controlling costs. Accordingly, we expect first-quarter revenue to be down single digits year over year, but profits should be up slightly in the first quarter. Remember, strat-com’s first-quarter contribution to its total-year results has always been small, and we expect 2015 to be consistent with the 2014 contribution percentage. First-quarter EBITDA margin will likely be high single digit, as it was last year, and returned to mid teens the second quarter and beyond. We’re also looking for revenue comparisons to turn positive in strat-com in the last half of the year.

Before I go to the geographic results, I wanted to remind you that our first quarter and all of our segments typically has increased employee benefits cost for higher FICA and 401(k) expenses, as a result of our annual bonus payments. That is one of the reasons why this is historically our weakest quarter with lower margins. Equity compensation expense is also higher in the first quarter, due to some of the equity awards that are expensed up front if a recipient is retirement-eligible or has met certain service requirements.

Turning to our geographies on slide 7, 28% of our revenues were from outside North America in the quarter; that is consistent with Q4 2013. For the year, 27.7% of the revenues were from outside North America. I’d like to highlight, in particular, the growth in EMEA, where Q4 revenues increased 16.3% year over year. This increase was led by a 60% year-over-year revenue increase in our corporate finance restructuring business, which was a result of strong organic growth in our transaction advisory and tax practices in the region. FLC also saw a 45.3% year-over-year revenue increase, mainly due to accounting, advisory, and dispute.

For the year, revenues in EMEA increased 18.7%, with revenue increases across all five of our segment — business segments. EMEA’s strength is particularly important, given the contribution of improvement in that region to our 2015 outlook. Counter to the growth in EMEA, Asia-Pacific Q4 revenues declined 26.4% year over year, primarily due to the softness discussed previously in this call related to our bankruptcy and restructuring business in Australia. For the year, revenues in Asia-Pac declined 2.7% with a year-over-year revenue decline in corporate finance restructuring being partially offset by increases in FLC, economic consulting, and strategic communication.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Latin America fourth-quarter revenues were largely flat compared to last — to the prior-year quarter. This was due to an increase of 27.4% in FLC, driven by investments we made last year in construction solutions, but that was offset by revenue declines in corporate finance, economic consulting, and strategic communication. For the year, Latin American revenues increased almost 10%, with particularly strong year-over-year revenue contributions, in this case, from corporate finance restructuring.

As our overseas results become increasingly important to us, it will continue to impact the volatility of our outcomes, some of which will come from the impact of foreign exchange, and some of it will come from the mix of earnings by jurisdiction. The lower tax rate of our key foreign countries versus of the higher rate in the US means that we can hold a constant EBITDA in operations, and yet still see some volatility at the bottom line if our earnings mix shifts significantly between the US and overseas.

One last modeling note: in our budgeting we used 35% for our overall model tax rate, and that’s what I’d suggest you use for your models. But there, of course, will be volatility up or down around that.

Turning to slide 8, our cash and cash equivalents were about $284 million at quarter end. Net cash provided by operating activities was $115 million, compared to $90 million in the prior-year quarter. In 2014, the Company spent almost $24 million on acquisitions, but the majority of that was connected to earn-out payments from prior-year deals. DSOs were 97 at the end of December, in line with 97 days in the prior-year quarter and down 10 days from September 2014.

Turning to slide 9 and our outlook. As you saw in our press release, we held the preannounced 2015 adjusted EPS range of between $1.95 and $2.20, and our revenue expectation range for 2015 full year is between $1.8 billion and $1.9 billion. We will work very hard to achieve these results, but to reiterate our overriding goals, and they are in order of priority, by 2016, we will have moved the Company to a management, business, and financial model that incorporates continuing ongoing investment to deliver sustainable and organic growth. 2016 we will achieve EPS of $2.50 per share or more. In 2015 we will achieve our guidance range. We’re highly focused on all of those three goals, but in that order.

I have been asked about capital management plans for 2015 and beyond. First and foremost, if capital investment is needed to support our investment agenda, that is where our money will go. However, given the nature of our business, as Steve says, most of our investment is in EBITDA, not on the balance sheet. In 2015, we will also consider reducing indebtedness, but our plans are not cast in stone. 2016 and beyond, we will likely return to share repurchase in the absence of investment needs or compelling strategic opportunities. Our business plan does not call for acquisitions, though of course we will not pass up a great opportunity should it present itself. Our focus is on organic growth.

With that, I’ll turn the call back to Steve for closing remarks before questions.

Steve Gunby - FTI Consulting - President and CEO

Thank you, David. Before we open for questions, I would like to say a few more comments, which have the risk of some redundancy, given David’s throughout remarks, but I think there are some points that are worth underscoring. First of all, obviously Dave and I both share disappointment in some of the adjustments we needed to make in the fourth quarter. But just like David, I just want to underscore the point I started with, which is that shortfall in no way shakes our confidence and where we can get this Company over the medium-term, and in fact, has not shaken our confidence and where we think we can get it in 2015.

It was clear when I came here a year ago and as many of you said to me when I first came into the role, that the set of activities required to realize the full potential of this great Company is not a small list of activities and not a one-year activity. We haven’t thought of it that way. We have gotten an enormous amount done in 2014, but that does not mean there is not a lot to do in 2015 and 2016, in each of our businesses and at the corporate level. And not just to realize the targets we talked about at our investor day or today, but more important to realize the fundamental underlying potential of this Company, to realize the aspirations of incredibly dedicated people who work here.

What I feel good about is the fact that we are making progress and real progress. David highlighted some of those examples, but let me highlight a few more here. At investor day last year, a number you noted that one of the keys going forward was to have corporate finance and restructuring start to contribute positively, as opposed to being a drag on earnings. Some of you noted there had been a drag on EPS of $0.20 to $0.30 a share year after year. Some of you said, geez, a little bit — expressed a little skepticism. Can you actually pull that off? We have a long way to go; there is still a lot of work to do. But as David talked about, we are making real progress.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Our non-distressed services in the US have shown enormous progress; their percentage of revenue is up substantially. The bold bets we made in Europe, the transaction advisory and tax services, it’s too early to declare victory, but as David mentioned, those have grown substantially, a solid trajectory entering this year. Our creditor rights group is something we don’t talk about, and typically the retail business also, because that’s in our traditional old business. But we’ve also been making investments in those businesses. And the retail business, those investments, the focus have been key to all of these great recent wins that you guys have talked about, RadioShack, Wet Seal, yes, it’s Cache, David.

But also in our creditor rights business. We’ve been continuing to focus in that area during the downturn, and we have had three great wins, a number of great wins. But three of the largest creditor rights awards in this past year have gone to all of our group, including Energy Future Holdings, Caesar’s, and Nextel. We clearly still have work to do, everybody in the segment knows we have work to do, but we are making progress.

The same story could be said for all the businesses. I’m not going to go through the same level of detail. But FLC which had a great year — it’s best year ever — the team is not sitting still. They’re making further reinvestments in key areas, including the construction solutions business that David talked about and other places where we believe we can win. The same is true for technology, as those of you who are at legal tech have heard and saw. And it’s true in econ, in our industries and our other segments.

Let me call out strat-com, because that was another business where a number of you who were candid with me expressed some concern when I joined the business. We are seeing tangible, real results from the change efforts led by management and the team there. The stuff that most of you have noticed is the tangible cost-reduction efforts, which have shown up in the second half of the year. But equally important, the team has been putting together and is operating on a tangible granular growth strategy that is focused on bets where we believe we have the right to win. And that is also showing beginnings of results and has even a more powerful foundation for confidence going forward.

I don’t want to understate the work we have ahead. This is not a place where, I’m not sure ever a professional services firm, you can put your feet up on the desk and declare victory. There is no machine here that chunks out widgets and profits. There’s a lot of work to be done, a lot of change that we have to drive ahead. The bets we are making now, the bets we are talking about every quarter in our strategy meetings, are bets that I’m excited about. They are bets that build on the best of this Company, that build on the core strengths of this Company, the places where this Company has a right to win, where our clients say, we are excited to be working with you on.

I believe that focusing on those bets, making them boldly, investing where we need to, investing behind our professionals, we are building a sustainable franchise with an underling growth trend. One that will support the earnings aspirations you all have for us and I have for us, but also one that will support FTI’s talented professionals, make FTI — continue to make FTI a firm that attracts the very best people and clients.

With that, let me open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. I was wondering, just a couple questions on the economic consulting segment, if I could. How do you feel like your market share is in the economic consulting area? How do you feel like that is trending?

Steve Gunby - FTI Consulting - President and CEO

This is Steve.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

I think our sense is — look, it can be very volatile quarter by quarter, in the sense that you have a big thing that rolls off and somebody else has won a big thing. I think if you look over any extended period of time, we have been gaining share substantially in that business. Originally, primarily in the US but now both in the US and in Europe. So I think that is a long-term trend that we have seen. I couldn’t tell you what happened in the fourth quarter, Tobey. Does that answer your question?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

You did. What does the backlog, the retainer look like related to antitrust work? Because you did cite some large projects that I guess either slowed or ended in the fourth quarter. But given all the transactions out in the news, it would appear to me that you probably have some kind of a backlog. Could you comment on that?

Steve Gunby - FTI Consulting - President and CEO

Yes, given the sensitivity of some of that work, we have to be fairly discreet about our backlog. But I think the folks are feeling pretty optimistic about some of the activity that you are seeing out there and our ability to play a meaningful role. Again, I would say that — again, don’t necessarily have a committed set of hours that you are expecting through the balance of the year. But in terms of the number of matters that have emerged or are merging and the role that we expect to have in them, I think we’re optimistic about the backlog in antitrust.

David Johnson - FTI Consulting - CFO

Yes, I think the only thing I would add to that is we have actually won some very exciting things there. The question is not only, of course, the point about the not total commitment to ours is a real one; but the other issue is the timing of the starts of those — some of them up in the — delayed off of — into February from January. So that none of those have really benefited econ’s early start to this year. But I think if you talk with people in that group, they’re pretty bullish on what they’re winning out there, Tobey, if that is the core question.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

It is. And just one follow up, and then I will get back in the queue. When you are involved in a matter and get brought in because of your positioning in the economic consulting space, do you often also capture much second request work as a result of that in the technology segment? Thanks,

Steve Gunby - FTI Consulting - President and CEO

Both as a result of that and independently. We have a strong second request work in our technology; both independently, because technology has done a lot of second request work and is seen as extremely capable and fast and moving on that, but also sometimes joined with our economic consulting group. Does that answer your question, Tobey?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

It does, thank you. I’ll get back in the queue.

Steve Gunby - FTI Consulting - President and CEO

Nice to talk with you.

Operator

Paul Ginocchio, Deutsche Bank.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Paul Ginocchio - Deutsche Bank - Analyst

Thanks. Just sticking with economics, I know that this was previous to your tenure, but obviously you signed a new deal and the margins are a little bit lower. How do you feel about that, to the extent you can talk about it? How do you feel about the fairness of that deal now, and where can economic margins go over time, based on those new contracts that were signed a year ago? Thanks.

Steve Gunby - FTI Consulting - President and CEO

Paul, anytime I can find people of the caliber we have here that are willing to work for $1 a year, I am signing them up. I haven’t found that many folks like that, but if you have folks to bring to my attention, I am open to it.

I think it was obviously an expensive deal; the people are very talented in that space. I haven’t gone back and micro-looked at that deal to say, ooh, I would have changed this, I would’ve changed that; there is no use of that. The truth is, we are excited about the people we have there, and that deal will be economically very attractive to this Company, so long as we continue to grow that business in the way we have historically. It looks a lot less attractive in a month where the revenue is down, but that is not our long-term forecast for that business. I think our commitment is to grow that business behind those contracts and return to what has been historically a substantial contributor to our shareholder value, and return that business to that over time. Does that help, Paul?

Paul Ginocchio - Deutsche Bank - Analyst

It does. I think you talked about high teens, or David talked about high teens margins. Is that the upper limit or can it —?

David Johnson - FTI Consulting - CFO

I think I said getting back to the margins that it was in for the latter part of last year and the latter part of this year. So I think mid teens in econ.

Paul Ginocchio - Deutsche Bank - Analyst

And maybe if I could sneak one more on strategic. How are you trying to reposition that? What areas are you investing in strategic communications?

Steve Gunby - FTI Consulting - President and CEO

I think the strategy side of that we haven’t been disclosed, because it obviously has effects on hiring and investments in certain areas. So I have to be at a high level on that. We’ve obviously been a little more granular on some of the cost side.

But I think, it’s — Paul, I guess it’s just in line with what you might expect, which is that if you disaggregate our business, we have places around the world where we are seen — and sub segments of that business where we are seen — as the leading folks, or have a real credible shot at being the leading folks. And the question we ask there is, gee, can we grow that? So for example: energy, public affairs in the US and globally — what can we do to grow that? So we ask those sorts of questions.

And then we have some places where we are weaker than we would like, so we ask the questions, do we see a credible way to strengthen that position? Or we do; what do we need to do? So it’s that systematic process of asking questions that leads to quite specific sets of plans that are, by sub-segment, by geography, which we put in place and then monitor accordingly. In fact, I’m having a — after this call, while David is talking to all of you, I’m having a four-hour meeting with strat-com to review some specific plans against that.

I have to leave it at that high level, but does that give you a feel?

Paul Ginocchio - Deutsche Bank - Analyst

It does. Thank you.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Operator

Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great, thanks.

Can you give us a sense at how big Australia is today? And what the FLC business, restructuring business, grew without the Australian headwinds?

Steve Gunby - FTI Consulting - President and CEO

I think David is looking up some answers. I would say my answer is, Australia right now is less big than I had hoped it would be at this point in time, Kevin. But I think David will give you more granularity than that. As he is looking it up, how are you?

Kevin McVeigh - Macquarie Research - Analyst

I am good, Steve. How are you?

Steve Gunby - FTI Consulting - President and CEO

I am doing good. I’m doing well, thank you.

Kevin McVeigh - Macquarie Research - Analyst

Good, good.

Steve Gunby - FTI Consulting - President and CEO

Do you guys need a couple more minutes or you —?

Kevin McVeigh - Macquarie Research - Analyst

I had one other one, in terms of the items that caught us by surprise in Q4 — is there any way to frame that we have gotten it all at this point? Was it just a function of the year end closed, going through the first close? Or just any confidence that there is no other items that may come out, if you would?

Steve Gunby - FTI Consulting - President and CEO

I’m going to let David answer that. He will go into the details on that. He is looking up.

David Johnson - FTI Consulting - CFO

We will have to get back to you on the exact number in Australia. What was the other question?

Kevin McVeigh - Macquarie Research - Analyst

David — confidence that there aren’t any other unanticipated items, if you would. Was it a function of just the year-end close or that we have all the tax adjustments and so on and so forth? It seems like there were a couple of items that maybe came in unexpected; that we’ve captured them all and no other surprises out there. If you would.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

David Johnson - FTI Consulting - CFO

In Australia, I think it is likely, we’re talking about 3% to 5% of the whole Company, including all segments. But we will get back to you with a more granular number.

So every quarter, do we feel confident we got all the items in the fourth quarter? Absolutely. Some of those items were driven by unique events in the fourth quarter, and could — can and will there be unique events that give discontinuous results in the future? Yes. The question is, can we do a better job of anticipating them and making sure that they are appropriately communicated? So, for example, the largest one, which was the valuation allowance, we were expecting a profitable fourth quarter in Australia that would have dealt with that issue and not put us in the position where we needed a valuation allowance.

Could we have a similar valuation allowance emerge in some other tax entity or tax jurisdiction in the future? Absolutely. Are we worried about one as we sit here today? No. Should we do a better job of forecasting and preparing for that eventuality? Yes, and we’ll be working on that. The unexpected — each one has its own story, so the unexpected equalization expense — we have capped that program to eliminate that problem going forward. Questions about severance — that was a decision made that was good for the business. And if that — I think one of the things that we are committed to is to make decisions like that, that are good for the business and will put us in the correct position going forward. And if that causes us to miss or be at variance by a few pennies, we will take those decisions. Obviously, that was a small part of the $0.29, but that’s where the volatility, we will embrace if we have to be fostering our long-term future.

Bottom line is, to the extent the volatility with us making decisions and not managing quarter to quarter or putting off important decisions in order to protect the quarter, we will have that volatility. But that can be managed and that will be small in the scheme of things. Could we have things like the tax events? Yes, and I frankly expect more tax volatility — not valuation allowances, but changes in the effective tax rate as we get more of our income and profitability overseas, which historically has not been a problem for FTI — i.e., foreign profits — but we see that going forward.

A long-winded answer, but the answer is yes and no. I certainly feel confident we captured everything we needed to. The volatility had a number of stories. Some will do better with forecasting, some we will do better with managing the business; but some, we will actually embrace it.

Kevin McVeigh - Macquarie Research - Analyst

That’s helpful. And then real quick — how much, in terms of absolute dollars, did FX impact the 2015 guidance from a revenue perspective.

David Johnson - FTI Consulting - CFO

More than it has historically, actually. Again, this is new for us; our team was actually quite surprised. I think all things being equal, the guidance could have been $0.05 to $0.10 higher, if FX had all been unwound to back where it was six months ago.

Kevin McVeigh - Macquarie Research - Analyst

Super. Thank you.

Operator

Robert Simmons, Janney.

Robert Simmons - Janney Capital Markets - Analyst

Thanks for taking the question. I’m sitting in for Joe Farisi.

How do you think that the shift in oil prices is going to impact things for you guys?

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting - President and CEO

It’s a subject that we’re talking about substantially here. It has different effects on different businesses, but I would say, in general, our business is benefited from substantial market volatility. Substantial market volatility — unfortunately, it means some companies run into financial difficulty, which then benefits our restructuring practices. Some of that sometimes will require a need for crisis communications or for advice on communications, which benefits the communications business.

It can also lead to mergers and acquisitions sometimes, which then benefits some of our other businesses. We are obviously working on that pretty aggressively. All of our groups have reached out to contacts in those industries and are talking and some wins related to the oil volatility, and we expect more going forward.

Robert Simmons - Janney Capital Markets - Analyst

Besides just volatility, though, is higher — is the lower prices generally going to be a good thing? Or is that just the volatility the only thing that matters?

Steve Gunby - FTI Consulting - President and CEO

I’m not sure; I haven’t really thought that through and I’m not sure we have — like we don’t have econometricians that have sat down and looked through the third order effects of lower oil prices through higher consumer spend, and whether that means in other segments fewer people go bankrupt and stuff like that. But I would say, the volatility clearly creates changes in marketplace that drive demand for our services. And I would say the drop to $50 in the near term is a beneficial effect overall on our Company. Does that help, Robert?

Robert Simmons - Janney Capital Markets - Analyst

Yes, definitely. Thanks for taking the question.

Operator

Randy Reece, Avondale Partners.

Randy Reece - Avondale Partners - Analyst

First of all, if you look at your segment breakdown, the unallocated corporate this quarter, this $23.7 million — and that was up from about $17 million in the previous quarter. What was the change there?

David Johnson - FTI Consulting - CFO

That was investments, the biggest of which was our All SMD partners meeting, which we held in November, and that was expected.

Randy Reece - Avondale Partners - Analyst

Speaking of the partners meeting, did that have any effect at all on your operating results this quarter? Other than —

Steve Gunby - FTI Consulting - President and CEO

It’s something you could torture the data either way on it; you can obviously make the argument that taking a week of people’s time out of the market — which in some cases it was a week, and some people it was three days — has an effect. And you say, how can it not have an effect? So I think you could say that. What I think — the interesting thing is — this is not in your question — we got 268 responses from our survey after it. One person out of 268 thought it wasn’t worth this time to go to the All SMD meeting. I don’t know if — you’ve been in professional services a long time, Randy. There are very few times you can get a professional services organization to have that degree of unanimity.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Randy Reece - Avondale Partners - Analyst

They’re really scared of you.

Steve Gunby - FTI Consulting - President and CEO

That was an anonymous reply to the survey; they were allowed to say whatever they wanted. But you know, that still could be consistent with what we did hear, which was, people found the connections across the organization very powerful. They thought it was both motivating, but also very helpful for selling business going forward and finding linkages across the things. So it could be still consistent with the view that it had some effect in this quarter and will have a beneficial effect on the road.

But I don’t think either David or I want to say, if it wasn’t for the SMD meeting the fourth quarter would have come in where we had originally forecasted; I don’t think we think it’s the dominant cause, if that helps, Randy.

Randy Reece - Avondale Partners - Analyst

I understand that. I know you anticipated the meeting beforehand.

Finally, just looking across the business, having been in for a year, I was wondering if you have formulated any view about what the most important driving trends in your end markets are right now — the things that either present your greatest growth opportunity, or maybe increase risk?

Steve Gunby - FTI Consulting - President and CEO

We spend a lot of time thinking about that. Paul Linton is in the room with me; he is the Head of our Strategy and Transformation. He and I — we do talk about that every quarter with the businesses.

Let me take the question slightly differently, though. I think the issue here is I don’t see some market forces out there that are going to cause any of our businesses to implode; nor do I see the market forces that we can sit back and say, boy the tide will make us rise. What I do feel like we have in every business, in sub-segments in every business, and in parts in every geography — not in every part in every geography, but in parts in every geography — we have powerful positions that are underexploited that if we just focus on them and deepen our client relationships or extend our brand to people who don’t know what we did for X or Y or Z case but should, we find results. And that is a large amount of what we are doing.

In econ, we are the leader in international arbitration, but somebody in London realized we had only talked to, I think, 23% of the leading international arbitration attorneys in London. Now, we probably have talked to more than any of our competitors, but 23% leaves you a lot of room to growth. There is an opportunity that international arbitration as a market will grow, which we believe it will. But actually, by far the biggest opportunity is not waiting around for the market to grow, but for us to make sure that our message about why our core clients see that they get better results hiring us is out there to more people. That is where we are driving it.

My goal for this Company is to not have to stand up year after year and blame bad results on market conditions or crow that market conditions are good. Our goal — and it doesn’t mean we won’t be affected quarter by quarter — is to actually make a company that can grow successfully over any extended period of time, independent of market conditions. And I think the conditions are ripe for that. Does that touch on your question?

Randy Reece - Avondale Partners - Analyst

Very well. Thank you.

Steve Gunby - FTI Consulting - President and CEO

Thank you.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Operator

Tim McHugh, William Blair & Company.

Tim McHugh - William Blair & Company - Analyst

Hello, guys.

Steve Gunby - FTI Consulting - President and CEO

Thank you for sending your Chicago weather here east. We really deeply appreciate it.

Tim McHugh - William Blair & Company - Analyst

You don’t even want to know what it is here today.

On economics, I guess, just to come back to that, what gives you the confidence that the demand trends are going to rebound? I guess you talked about your monitoring the revenue trends from late Q4 into early Q1. But I think people have asked about the backlog. But just given there’s not a ton of visibility. I think you had talked about your guidance expecting them to get back to high single digit growth after Q1. What gives you the confidence around that, I guess?

Steve Gunby - FTI Consulting - President and CEO

I will give you two answers; David can chime in if he has anything different.

One of them is just the fundamental capability — we are clearly the leaders in that practice and around the world. That doesn’t necessarily mean that if the market goes south in a hurry that you don’t get affected. But my experience with professional services is the leaders and businesses tend to gain share when markets go south. And so even if it did, I suspect we would do better than the market.

But the other issue is actually the collection of anecdotes that I have had as I have talked with John and some of the folks like John Orzack and Jan Paschal in the business. We are winning some of the major jobs that you’re reading around in the world on The Wall Street Journal, and have in the last two months. It’s just some of them haven’t started. So I think we have more than just a general view that supports the sense that the business is going to rebound. It has taken a little longer than I would have liked this year.

David Johnson - FTI Consulting - CFO

Again, not to make reference to history to support, but if the econ gave us a little scare at the beginning of last year also, and came back quite nicely in the second and third quarters. That, combined with what we are hearing about their backlog, gives us — we are not panicked. This December-January effect seems to have been — I’m not saying it’s becoming a yearly pattern, but we have seen weakness at the beginning before.

Answering the question we had heard earlier — I apologize for the delays — we are segment-oriented, so we had to add up Australia in each of the different parts of the Company. It is about $45 million in revenue last year.

Tim McHugh - William Blair & Company - Analyst

Okay, maybe as long as you mentioned that — how much of that is restructuring? And I think that is the key piece?

David Johnson - FTI Consulting - CFO

It’s the lion’s share of it.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Tim McHugh - William Blair & Company - Analyst

On the corporate finance and restructuring, how do we think about —

David Johnson - FTI Consulting - CFO

(multiple speakers) so we don’t offend our colleagues down there, we also have a growing and very nice — small but growing and very nice strat-com business down there.

Tim McHugh - William Blair & Company - Analyst

On corporate finance and restructuring, what is the goal for the margin as you start to get a rebound there? I’m sure that’s a big piece as we think about your business recovering. It’s a different mix than the past; so trying to understand what that can get back to.

Steve Gunby - FTI Consulting - President and CEO

Let me give a little bit of a high-level thing while David is looking up some numbers, which is, I do think that as we have gotten more into adjacent businesses, which I think we have been slower than we could have been, but we are now moving forcefully into it, like performance improvement. We will not have the peak margins that we did back when we were purely a restructuring house in the middle of a restructuring boom. I think those days are behind us. But obviously, we believe the margins in this business, both by growing performance improvement to a more profitable business and by rebound and restructuring, can go up, and quite considerably, from where they are. That’s a conceptual answer.

David, I don’t know if you want to give more —

David Johnson - FTI Consulting - CFO

No, I think we’re looking at that banging around in the high teens this year. Consistent with and a little bit better than last year.

Tim McHugh - William Blair & Company - Analyst

Is the high teens where you would — is that optimal for that business, then, given the mix? Or is that still —

Steve Gunby - FTI Consulting - President and CEO

No, if we went to a heavy overweight distressed, obviously that could go higher. What is optimal is a really good question. We sometimes debate about, wouldn’t it be wonderful if it was all bankruptcy all the time, and the margins looked like they did four or five years ago — or five or six years ago. But then you’d be giving up the non-distressed franchises that we worked so hard to build, which are lower margin but nonetheless generate good profit and keep the segment engaged in good times as well as bad. Of course, that is reversed in that segment.

That very well could prove to be optimal if we really achieve everything we want in terms of growing the non-distressed business and that becomes a permanent and large portion of that business. I don’t think we (inaudible).

David Johnson - FTI Consulting - CFO

Tim, let me answer this a different way: I don’t think we lack ambition for that business. If you remember, at Investor Day, I probably got more questions on the aspirational targets for that business; which, if I recall correctly, was $100 million of EBITDA in 2016. And the reason was, a lot of people were pointing to the fact that, though we had been north of that at one point in time, we were down in the $60 millions in 2013 and projecting mid-$50 millions in 2014, which is where we came out.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

We clearly are committed to turning that around. I still like to focus on EBITDA dollars more than EBITDA percent, because you get them by both growing top line and bottom line, and because I do think we have to invest in adjacent spaces and we have to be willing to hit EBITDA dollars — invest. So if you had only been focused on EBITDA percent, we would never have made these bets that we are making in Europe. And I think these bets in Europe are key to the turnaround, and we need to come up with other bets.

Hence, you hear the squeamishness of committing to EBITDA percent targets, but there’s not a lot of squeamishness about the aggressiveness that we have to having that business declare 2014 as the bottom, in terms of EBITDA dollars, and going up substantially from there. Does that help?

Tim McHugh - William Blair & Company - Analyst

Yes, that’s great. Thanks.

Operator

Jerry Herman, Stifel.

Jerry Herman - Stifel Nicolaus - Analyst

Hello, guys. Good morning, everybody. I know it’s getting late, just want to ask one compound question, if I can.

David, I’m wondering if you could give a little bit, or would be willing to give a little bit, more color around the first quarter? You referenced, Steven and David, that there is some weakness in January; and then in some of the businesses you cited an expectation that they would strengthen as the year progresses. But are you willing to share some greater guidance on the first quarter?

And then, secondly, I just want to be clear that your full-year guidance on EPS does include the impact of FX — and I think you referenced that at, whatever, $0.05 to $0.10 per share.

David Johnson - FTI Consulting - CFO

Yes, so I’ll answer that backwards. The guidance does include the effects of FX, and we’ve recalculated that as recently as the end of January. Then the impact of that is spread across the year. It probably was $0.02 for first quarter. The impact on the balance of the year — again, which combination of revenues and profits and which jurisdictions in which currencies? But depending on how you flex it and what you’re measuring it relative to, you could have, I think, our guidance would’ve been higher by $0.05 to $0.10 if we had, had particular configuration of revenues and currencies that was in place in the mid-fourth quarter.

With regards to quarterly guidance, where we have made the decision we’re not doing quarterly guidance at this point. But I think it is fair to say that first quarter has always been generally our weakest quarter seasonally. That, that’s been our pattern and that is what we’re expecting this year. I would — we are definitely monitoring — I think we’ve called out the segments that we are monitoring that had a slow out-of-the-box January: economics and technology. And we were definitely focused on them, but they’re working very hard. And in economics especially, very encouraging backlog developing.

Jerry Herman - Stifel Nicolaus - Analyst

Okay, thanks. I’ll turn it over.

David Johnson - FTI Consulting - CFO

We did give specific guidance segment by segment, which I’m happy to go over with you again, in terms of margin and contribution of each segment the first quarter. So, happy to reiterate that for you.

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Jerry Herman - Stifel Nicolaus - Analyst

Great, thanks.

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

I just have one question: what are your plans to grow the billable consultant headcount in 2015?

Steve Gunby - FTI Consulting - President and CEO

There are substantial plans to continue to grow those. As I think I had mentioned earlier, a key to organic growth is to actually invest behind key positions. And some of that is around — a lot of that is around hiring and to the right places.

We did have some success on that in 2014 in a number of areas. If you look at FLC, in particular — even though we probably didn’t fully hit the target that we had for FLC, I think the headcount year on year is probably up close to 10% or maybe over 10%, and we are excited about that. That is net obviously, of people who you attrit. And some of the other segments had a fair amount of success in the — later in the year.

We have ongoing plans; that is just part of our business going forward. And what we have to do is to budget, bringing in people ahead of demand, not just waiting and reacting to demand, because you know what the scoop is in professional services: you react to the demand, and then you are pulling people off the street who you can get. And you need to be proactive about that.

That is probably not a muscle that has had as much working here as it has in other professional services firms. So it is a muscle we are developing, but it is a muscle we are committed to develop. So every year we are committed to budgeting in the budgets, the addition of staff, segment by segment and region by region to support the growth, not only for that year — because usually it is a cost that year. It is essential for the growth for the next year.

That is the qualitative answer. Do we have any specific numbers we want to share on that, or not? We don’t share those numbers, but it is a key part of our budgeting process, Tobey, if that helps.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Sure, so if you’re not going to give specific numbers, would it be fair to say that the growth in billable headcount will likely at least slightly exceed growth in revenue?

Steve Gunby - FTI Consulting - President and CEO

I would say, over an extended period of time, we would expect revenue to grow faster than billable headcount, because we will over time improve price realization and so forth. In any short period of time, as we are doing catch-up, headcount will grow faster than revenue; and in certain segments that will clearly be the case this year. I haven’t yet — I haven’t done the calculation to look at that overall.

David Johnson - FTI Consulting - CFO

For improving leverage, obviously, with lower-priced people it should —

FEBRUARY 19, 2015 / 02:00PM GMT, FCN - Q4 2014 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting - President and CEO

Yes, that is true too. In some segments we’re really focusing on increasing leverage. So I would think on average this year, the headcount probably goes up faster than revenue. But that is a guess, as opposed to — I’m not looking at a sheet of paper here to give you that answer. Does that give you a conceptual picture of what we’re —?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

It does. Thank you for your help. Thank you.

Steve Gunby - FTI Consulting - President and CEO

Thanks to all of you guys for the support you have given over this past year, and I really appreciate it.

Anything else, Mollie?

Mollie Hawkes - FTI Consulting - Head of IR

No. Thank you, everyone for joining and we will talk to you next quarter.

Operator

This does conclude today’s presentation. Thank you all for your participation.

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